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                                                                    EXHIBIT 10.4


                                                                  EXECUTION COPY


                  TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

        THIS TAX INDEMNIFICATION AND ALLOCATION AGREEMENT ("Agreement") is entered into as of September 30, 2002 by and between YELLOW CORPORATION, a Delaware corporation ("Distributing Co."), and SCS TRANSPORTATION, INC., a Delaware corporation ("Controlled Co.") (Distributing Co. and Controlled Co. are sometimes collectively referred to herein as the "Companies"). Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                             PRELIMINARY STATEMENTS

        A. As of the date hereof, Distributing Co. is the common parent of an affiliated group of corporations, including Controlled Co., which has elected to file consolidated Federal income tax returns.

        B. The Companies have agreed to a distribution of all of the capital stock of Controlled Co. on a pro-rata basis to the shareholders of Distributing Co., in order to facilitate the separation of Controlled Co. from Distributing Co. (the "Distribution"). In connection therewith, the Companies have entered into the Master Separation and Distribution Agreement, dated as of September 30, 2002 (the "Distribution Agreement").


        C. As a result of the Distribution, Controlled Co. and its Subsidiaries (as determined immediately after the consummation of the Distribution) will cease to be members of the affiliated group of which Distributing Co. is the common parent.

        D. The Distribution is intended to qualify as a tax-free distribution to Distributing Co. and its shareholders under Section 355 of the Internal Revenue Code of 1986, as amended.

        E. The Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transactions contemplated by the Distribution Agreement, and to provide for and agree upon other matters relating to Taxes.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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        Section 1. Definition of Terms. For purposes of this Agreement
(including the recitals hereof), the following terms have the following meanings:

        "Adjusted" means changed by an Adjustment.

        "Adjustment" means with respect to a taxpayer for any Tax Period, any adjustment to such taxpayer's Tax liability (or Taxes paid) or entitlement to Carrybacks, Carryforwards, Tax refunds or credits for such Tax Period resulting from (a) a Final Determination, (b) any settlement or other agreement with a Tax Authority (including, without limitation, an acquiescence to any claim for additional Taxes made by a Tax Authority) or a voluntary payment of Taxes (made in connection with a pending or ongoing Tax Contest or otherwise) or (c) the filing of an amended Tax Return or any claim for refund or credit.

        "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for an Adjustment, including (a) any amended Tax return claiming an Adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously Adjusted, or
(b) any claim for refund or credit of Taxes previously paid.

        "Affiliate" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise expressly provided herein, the term "Affiliate" shall refer to Affiliates of a person as determined immediately after the Distribution. The term "Affiliate" includes Subsidiaries.

        "Agreement" shall mean this Tax Indemnification and Allocation
Agreement.

        "Allocated Federal Tax Liability" shall have the meaning provided in
Section 5.1(b)(i).

        "Allocated State Tax Liability" shall have the meaning provided in
Section 5.3(b)(1)(A).

        "Carryback" means any net operating loss, net capital loss, excess tax credit, or other loss, credit or similar Tax item that may or must be carried from one Tax Period to an earlier Tax Period under the Code or other applicable Tax Law.

        "Carryforward" means any net operating loss, net capital loss, excess tax credit, or other loss, credit or similar Tax item that may or must be carried from one Tax Period to a later Tax Period under the Code or other applicable Tax Law.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

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        "Companies" means Distributing Co. and Controlled Co., collectively, and
"Company" means either of Distributing Co. or Controlled Co.

        "Consolidated or Combined Income Tax" means any Income Tax computed by reference to the assets or activities of members of more than one Group.

        "Consolidated or Combined State Income Tax" means any State Income Tax computed by reference to the assets or activities of members of more than one Group.

        "Consolidated or Combined State Income Tax Return" means any Tax Return filed with respect to a Consolidated or Combined State Income Tax.

        "Controlled Adjustment" means any proposed Adjustment asserted in a Tax Contest to the extent Controlled Co. would be liable for any resulting Tax under this Agreement or entitled to receive any resulting Tax Benefit under this Agreement (as determined by Distributing Co. in its sole discretion).

        "Controlled Group" means Controlled Co. and its Affiliates.

        "Controlled Group Indemnified Party" shall mean each member of the Controlled Group and its Affiliates, directors, officers, employees, agents and other representatives.

        "Controlled Group Prior Federal Tax Liability" shall have the meaning provided in Section 2.2(b)(ii).

        "Controlled Group Prior State Tax Liability" shall have the meaning provided in Section 2.3(b)(ii)(B).

        "Controlled Group Recomputed Federal Tax Liability" shall have the meaning provided in Section 2.2(b)(i).

        "Controlled Group Recomputed State Tax Liability" shall have the meaning provided in Section 2.3(b)(ii)(A).

        "Cumulative Federal Tax Payment" shall have the meaning provided in
Section 5.1(b)(ii).

        "Cumulative State Tax Payment" shall have the meaning provided in
Section 5.3(b)(1)(B).

        "Distributing Co. Federal Consolidated Tax Return" means any United States Federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Distributing Co. as the common parent and includes any member of the Controlled Group.

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        "Distributing Co. Prohibited Action" means (a) a disposal or discontinuance of the unionized trucking business conducted by Yellow Transportation, Inc. that causes Distributing Co. not to be engaged immediately after the Distribution in the active conduct of a trade or business (within the meaning of Section 355(b)(1)(A) of the Code), (b) a repurchase of Distributing Co. stock by Distributing Co. after the Distribution that does not satisfy the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 or (c) a merger of Distributing Co. with another corporation, an acquisition by any person (taking into account the provisions of Section 355(e)(4)(C) of the Code) of 50% or more (by vote or value) of the outstanding stock of Distributing Co., or a liquidation of Distributing Co.

        "Distributing Co. Tax Opinion" means any written legal opinion rendered to Distributing Co. regarding the U.S. Federal Income Tax treatment of the Distribution and/or any transactions undertaken in preparation for or in contemplation of the Distribution.

        "Distributing Group" means Distributing Co. and its Affiliates.

        "Distributing Group Indemnified Party" shall mean each member of the Distributing Group and its Affiliates, directors, officers, employees, agents and other representatives.

        "Distribution" means the distribution to the shareholders of Distributing Co. of all of the outstanding capital stock of Controlled Co. owned by Distributing Co.

        "Distribution Agreement" has the meaning set forth in the recitals hereto.

        "Distribution Date" means the date on which the Distribution occurs.

        "Distribution Taxes" means any Income Taxes imposed on Distributing Co. with respect to the distribution of the stock of Controlled Co. to the shareholders of Distributing Co. pursuant to Section 311(b) or Section 355 of the Code (including, without limitation, pursuant to Sections 355(d) or (e)) or any similar provision of state, local or non-U.S. Tax Law (but excluding any Income Tax resulting from the triggering of an excess loss account with respect to the stock of Controlled Co., which shall be considered a Restructuring Income
Tax), computed without taking into account any available Tax losses or credits (or Carrybacks or Carryforwards) of members of the Distributing Group.

        "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

        "Final Determination" means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, or (ii) any other final disposition, including by reason of the expiration of the applicable statute of limitations or pursuant to Code Sections 1311 through 1313, or comparable provision of state, local, or foreign law.

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        "Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country, or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2.

        "Group" means the Distributing Group or the Controlled Group, as the context requires.

        "Income Tax" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

        "Indemnifiable Loss Claim" shall mean any claim asserted against any Distributing Group Indemnified Party that could give rise to an Indemnifiable Loss, and any related administrative or judicial proceedings.

        "Indemnifiable Losses" of a Distributing Group Indemnified Party shall mean: (1) any and all Taxes and other liabilities directly or indirectly asserted against, imposed upon or incurred by such Distributing Group Indemnified Party as a result of the failure or asserted failure of the Distribution to satisfy the requirements of Section 355 of the Code, including, without limitation, any liability of such Distributing Group Indemnified Party arising out of or related to claims asserted against such Distributing Group Indemnified Party by any shareholder participating in the Distribution, whether or not any shareholder participating in the Distribution, or the IRS or any Tax Authority, ultimately is successful in seeking recourse against Distributing Co. or such Distributing Group Indemnified Party, and (2) all related costs and expenses (including, without limitation, reasonable attorneys' fees).

        "IRS" means the Internal Revenue Service.

        "IRS Letter Ruling" means an IRS private letter ruling, dated August 2, 2002, setting forth IRS rulings regarding certain Tax consequences of the Distribution and certain related transactions, together with any supplemental private letter rulings issued with respect thereto.

        "Large Corporate Underpayment Rate" means the rate applicable, from time to time, pursuant to Section 6621(c) of the Code.

        "Payment Date" means (i) with respect to any Distributing Co. Federal Consolidated Tax Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

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        "Person" means an individual, partnership, limited liability company, corporation, trust, estate, unincorporated organization or other legal entity (including, without limitation, a government or agency or political subdivision thereof).

        "Post-Distribution Period" means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

        "Pre-Distribution Period" means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

        "Prior Intercompany Tax Allocation Agreements" means any written or oral agreement or any other arrangements relating to the allocation of Taxes existing between or among the Distributing Group and/or the Controlled Group immediately prior to the Distribution (other than this Agreement and the Distribution Agreement and other than any such agreement or arrangement solely between or among entities that are members of a single Group).

        "Prohibited Action" shall mean any action inconsistent with any representation made in connection with the IRS Letter Ruling, the Ruling Request or the Distributing Co. Tax Opinion.

        "Required Action" shall mean any action necessary to comply with any representation made in connection with the IRS Letter Ruling, the Ruling Request or the Distributing Co. Tax Opinion.

        "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

        "Restructuring Income Taxes" means (i) any Income Taxes (including, without limitation, any Income Taxes resulting from the triggering of deferred intercompany gains or excess loss accounts) imposed on the Distributing Group or the Controlled Group as a result of pre-Distribution transfers of assets (including, without limitation, any stock or other debt or equity interests in entities) or liabilities in connection with the Distribution or any other transactions undertaken in preparation for the Distribution, whether or not liability for such Income Taxes is triggered by the Distribution, and (ii) any Income Taxes imposed on the Distributing Group or the Controlled Group that are not described in clause (i) and that result from the triggering of any deferred intercompany gains or excess loss accounts by virtue of the Distribution, computed under both clause (i) and clause (ii), without taking into account any available Tax losses or credits (or Carrybacks or Carryforwards) of members of the Distributing Group.

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        "Ruling Request" means the ruling request filed by Distributing Co. with the IRS on April 1, 2002, requesting a ruling from the IRS regarding certain tax consequences of the Distribution and certain related transactions (including all attachments, exhibits, and other materials submitted with such ruling request) and any amendment or supplement to such ruling request.

        "Separate Company Tax" means any Tax computed by reference to the assets and activities of a member or members of a single Group, but only if no member of the other Group may be or become liable (directly or secondarily) for such Tax (as determined by Distributing Co. in its sole discretion).

        "Stand-Alone Tax Liability" of the Controlled Group with respect to any Distributing Co. Federal Consolidated Tax Return or Consolidated or Combined State Income Tax Return shall mean an amount (which may be positive or negative) equal to the sum of (1) the product of (a) the hypothetical taxable income or loss of the Controlled Group (determined without regard to any exemption amounts allowable under the Code or applicable state, local or non-U.S. law and without any portion of any Tax benefits described in Section 1561 of the Code (or any similar provision of state, local or non-U.S. law)) included in such Distributing Co. Federal Consolidated Tax Return or Consolidated or Combined State Income Tax Return and (b) the marginal federal, state or local income tax rate applicable to the Tax Period in question, less (c) the hypothetical net Tax credits of the Controlled Group included in such Distributing Co. Federal Consolidated Tax Return or Consolidated or Combined State Income Tax Return and
(2) the hypothetical alternative minimum tax liability (or similar state, local or non-U.S. tax liability) of the Controlled Group (determined without regard to any exemption amounts allowable under the Code or applicable state, local or non-U.S. law and without any portion of any Tax benefits described in Section 1561 of the Code (or any similar provision of state, local or non-U.S. law)) with respect to such Tax Return. In making the computations required by the preceding sentence, the hypothetical taxable income or loss, net Tax credits and/or alternative minimum Tax liability of the Controlled Group shall be determined as if the Controlled Group had been a separate affiliated, consolidated, combined or unitary group for the Tax Period in question (but not for any other Tax Period), but each Tax Item (including Carrybacks or Carryforwards) of each member of the Controlled Group shall be taken into account to the extent (and only to the extent) such Tax Item was actually utilized in the actual Distributing Co. Federal Consolidated Tax Return or the actual Consolidated or Combined State Income Tax Return in question. Thus, by way of examples, (1) gains and losses of the members of the Controlled Group arising with respect to transactions between a member of the Controlled Group and a member of the Distributing Group shall be taken into account only if and when such Tax Items are taken into account pursuant to Treasury Regulations
Section 1.1502-13 in determining the actual Tax Liability on the Distributing Co. Federal Consolidated Tax Return or Consolidated or Combined State Income Tax Return in question and (2) if a deduction, loss or credit of a member of the Controlled Group would have been util-

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ized in a hypothetical stand-alone Tax Return of the Controlled Group, but such deduction, loss or credit was not actually utilized (by either a member of the Controlled Group or a member of the Distributing Group) in the actual Distributing Co. Consolidated Federal Tax Return or Consolidated or Combined State Income Tax Return in question, such Tax Item shall not be taken into account in determining Stand-Alone Tax Liability with respect to such Distributing Co. Consolidated Federal Tax Return or Consolidated or Combined State Income Tax Return. All determinations and computations regarding the Stand-Alone Tax Liability of the Controlled Group shall be made by Distributing Co. in its sole discretion.

        "State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

        "Straddle Period" means any Tax Period that begins on or before and ends after the Distribution Date.

        "Subsidiary" shall mean, with respect to any entity, any corporation, partnership, joint venture, limited liability company or other entity of which the first entity owns (directly or indirectly) 50% or more of the voting power of such entity or otherwise exercises control of such entity.

        "Tax" or "Taxes" means (i) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority (within or without the United States),
(ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (iii) any transferee, successor, joint and several, contractual or other liability for any item described in clause (i) or clause
(ii).

        "Tax Authority" means, with respect to any Tax, the jurisdiction (or political subdivision thereof) or governmental entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such jurisdiction or governmental entity.

        "Tax Benefit" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

        "Tax Contest" means an audit, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any Adjustment Request) for any Tax Period ending on or before the Distribution Date or any Straddle Period.

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        "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

        "Tax Law" means the law of any jurisdiction (or political subdivision thereof) relating to any Tax.

        "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law, including any partial period for which estimated Tax is due.

        "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

        "Tax Return" means any return or report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

        "Transfer Taxes" means any transfer, documentary, stamp, sales, use, real estate transfer, capital or other similar Taxes imposed on members of the Distributing Group or on members of the Controlled Group (or their respective shareholders) in connection with (a) any pre-Distribution transfers of assets (including, without limitation, any stock or other debt or equity interests in entities) or liabilities in connection with the Distribution or any other transactions undertaken in preparation for the Distribution or (b) the Distribution.

        "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

        Section 2. Allocation of Tax and Certain Other Liabilities. The provisions of this Section 2 are intended to determine each Company's liability for certain Taxes. Once the liability has been determined under this Section 2,
Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to the other Company. Section 2.5 also provides for indemnification with respect to certain Tax and other matters.

        2.1. General Rule.

        (a) Distributing Co. Liability. Distributing Co. shall be liable for all Taxes of the Distributing Group not specifically allocated to Controlled Co. under this Section 2. Distrib-

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                                      -10-



uting Co. shall indemnify and hold harmless the Controlled Group Indemnified Parties from and against any liability for Taxes for which Distributing Co. is liable under this Section 2.1(a) and all related costs and expenses (including, without limitation, reasonable attorneys' fees).

        (b) Controlled Co. Liability. Controlled Co. shall be liable for and shall indemnify and hold harmless the Distributing Group Indemnified Parties from and against any liability for Taxes and other amounts allocated to Controlled Co. under this Agreement and all related costs and expenses (including, without limitation, reasonable attorneys' fees).

        2.2. Allocation of United States Federal Income Tax. Except as provided in Section 2.5:

        (a) Allocation of Tax Relating to Federal Consolidated Tax Returns. With respect to any Distributing Co. Federal Consolidated Tax Return originally filed after the Distribution Date, Controlled Co. shall be liable to Distributing Co. for the Controlled Group's positive Stand-Alone Tax Liability, if any, with respect to such Distributing Co. Federal Consolidated Tax Return. If the Controlled Group has a negative Stand-Alone Tax Liability with respect to any Distributing Co. Federal Consolidated Tax Return described in the preceding sentence, Controlled Co. shall be entitled to a payment from Distributing Co. to the extent provided in the last sentence of Section 5.1(b).

        (b) Allocation of Federal Consolidated Tax Return Adjustments. If there is any Adjustment after the Distribution Date to an originally filed Distributing Co. Federal Consolidated Tax Return, or to any such Tax Return as previously Adjusted (before or after the Distribution Date), Controlled Co. shall be liable to Distributing Co. for the excess (if any) of --

                (i) the Stand-Alone Tax Liability (whether positive or negative) of the Controlled Group with respect to such Tax Return as so Adjusted (the "Controlled Group Recomputed Federal Tax Liability"); minus

                (ii) the Stand-Alone Tax Liability (whether positive or negative) of the Controlled Group with respect to such Tax Return as originally filed (or if applicable, as previously Adjusted) (the "Controlled Group Prior Federal Tax Liability").

If the Controlled Group Prior Federal Tax Liability (whether positive or negative) exceeds the Controlled Group Recomputed Federal Tax Liability (whether positive or negative), Controlled Co. shall be entitled to a payment from Distributing Co. in accordance with Section 5.2(b).

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        For purposes of this Section 2.2(b), the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an Adjustment.

        2.3. Allocation of State Income Taxes. Except as provided in Section 2.5, State Income Taxes shall be allocated as follows:

        (a) Separate Company Taxes. In the case of any State Income Tax which is a Separate Company Tax, Controlled Co. shall be liable for any such Tax imposed on any member of the Controlled Group for any Tax Period.

        (b) Consolidated or Combined State Income Taxes. In the case of any Consolidated or Combined State Income Tax, the liability of Controlled Co. with respect to such Tax for any Tax Period shall be computed as follows:

                (i) Allocation of Tax Reported on Tax Returns. In the case of any Consolidated or Combined State Income Tax Return originally filed after the Distribution Date, Controlled Co. shall be liable to Distributing Co. for the Controlled Group's positive Stand-Alone Tax Liability, if any, with respect to such Consolidated or Combined State Income Tax Return. If the Controlled Group has a negative Stand-Alone Tax Liability with respect to any Consolidated or Combined State Income Tax Return described in the preceding sentence, Controlled Co. shall be entitled to a payment from Distributing Co. to the extent provided in the last sentence of Section 5.3(b).

                (ii) Allocation of Consolidated or Combined State Income Tax Adjustments. If there is any Adjustment after the Distribution Date to an originally filed Consolidated or Combined State Income Tax Return (or to any such Tax Return as previously Adjusted (before or after the Distribution Date)), Controlled Co. shall be liable to Distributing Co. for the excess (if any) of --

                        (A) the Stand-Alone Tax Liability (whether positive or
                negative) of the Controlled Group with respect to such Tax Return as so Adjusted (the "Controlled Group Recomputed State Tax Liability"); minus

                        (B) the Stand-Alone Tax Liability (whether positive or
                negative) of the Controlled Group with respect to such Tax Return as originally filed (or, if applicable, as previously Adjusted) (the "Controlled Group Prior State Tax Liability").

If the Controlled Group Prior State Tax Liability (whether positive or negative) exceeds the Controlled Group Recomputed State Tax Liability (whether positive or negative), Controlled Co. shall be entitled to a payment from Distributing Co. in accordance with Section 5.4(b)(1).

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        For purposes of this Section 2.3(b)(ii), the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an Adjustment.

        2.4. Allocation of Other Taxes. Except as provided in Section 2.5, all Taxes other than those specifically allocated pursuant to Sections 2.2 and 2.3 shall be allocated to the legal entity on which the legal incidence of the Tax is imposed and Controlled Co. shall be liable for all Taxes imposed on any member of the Controlled Group. The Companies believe that there is no Tax not specifically allocated pursuant to Sections 2.2, 2.3 or 2.5 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated using principles similar to those set forth in Sections 2.2, 2.3 and 2.5, as determined by Distributing Co. in its sole discretion.

        2.5. Transaction and Other Taxes. Controlled Co. shall be liable for, and shall indemnify and hold harmless the Distributing Group Indemnified Parties from and against:

        (a) any Transfer Taxes;

        (b) any Distribution Taxes and any Indemnifiable Losses, except to the extent such Distribution Taxes or Indemnifiable Losses are primarily the direct and proximate result of a Distributing Co. Prohibited Action (as determined by Distributing Co. in its reasonable discretion); and

        (c) any Restructuring Income Taxes.

        2.6. Allocation of Unused Tax Attributes. Unused Tax attributes for Pre-Distribution Periods shall be allocated between the Groups in accordance with the Code and the Treasury Regulations (or comparable provisions of other Tax Law), or, where no treatment is specifically provided or required, as determined by Distributing Co. in its sole discretion.

        Section 3. Proration of Tax Items for Straddle Periods.

        3.1. General Method of Proration. In the case of any Straddle Period (including the Pre-Distribution Period of the Controlled Group ending on the Distribution Date and the Post-Distribution Period of the Controlled Group beginning on the day after the Distribution Date, if the taxable period of the Distributing Group does not end on the Distribution Date), Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b)(2)(ii) if and to the extent that Distributing Co. (in its sole discretion) elects to have such principles apply (and, if Distributing Co. elects to have such principles apply, as applied by Distributing Co. in its sole discretion).

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        3.2. Extraordinary Items. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items arising in connection with the Distribution or any transactions undertaken in preparation for the Distribution shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods to the extent and in the manner determined by Distributing Co. in its sole discretion.

        Section 4. Preparation and Filing of Tax Returns.

        4.1. General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

        4.2. Distributing Co.'s Responsibility. Distributing Co. shall prepare and file, or cause to be prepared and filed:

                (a) all Distributing Co. Federal Consolidated Tax Returns;

                (b) all Consolidated or Combined State Income Tax Returns;

                (c) all other Tax Returns for or that include only members of the Distributing Group; and

                (d) to the extent Distributing Co. so elects at any time, any Tax Returns (not described in clauses (a), (b) or (c)) with respect to Taxes for which any member of the Distributing Group may be or become liable directly or secondarily (including, without limitation, Transfer Taxes).

        Any Tax Returns prepared and filed by Distributing Co. under this
Section 4.2 or under Section 4.3 shall be prepared exclusively by Distributing Co. in its sole discretion, and neither Controlled Co. nor any other member of the Controlled Group shall have any right to review or comment on the preparation of such Tax Returns or to consent or withhold consent to the filing of such Tax Returns (except as expressly provided in Section 4.5).

        4.3. Controlled Co.'s Responsibility. Controlled Co. shall prepare and file, or shall cause to be prepared and filed, (i) all Tax Returns required to be filed after the Distribution Date by any member of the Controlled Group with respect to Separate Company Taxes and (ii) any other Tax Return (required to be filed after the Distribution Date) for or that includes any member of the Controlled Group that Distributing Co. does not elect to prepare and file pursuant to Section 4.2(d). In the case of each Tax Return (if any) described in clause (ii) of the preceding sentence, Distributing Co. shall be given an opportunity to review and comment on such Tax Return (a draft copy of which shall be provided to Distributing Co. no later than 30 days prior to the due date for filing such Tax Return) and such Tax Return shall not be filed without the prior written consent of Distributing Co. (which may be given or withheld in Distributing Co.'s sole discretion); provided that, if Distributing Co. fails to provide its consent at least 10 days prior to the due date for filing such Tax Return, Distributing Co. shall assume exclusive control of, and shall be responsible for finalizing and filing, such Tax Return. Distributing Co. shall also be given an opportunity to review and comment on the consolidated federal income tax return of the Controlled Group for the short period beginning the day after the Distribution Date (a draft copy of which shall be provided to Distributing Co. no later than 30 days prior to the due date for filing such Tax Return), and such Tax Return shall be revised by Controlled Co. prior to filing to include any changes requested by Distributing Co. (in Distributing Co.'s sole discretion) and shall not be amended after filing without Distributing Co.'s prior written consent (which may be given or withheld in Distributing Co.'s sole discretion). No member of the Controlled Group or any of its Affiliates shall take any position, on any Tax Return filed on or after the Distribution Date, that could have adverse Tax consequences to Distributing Co. or any of its Subsidiaries with respect to any Tax Period ending on or prior to, or including, the Distribution Date.

        4.4. Consolidated or Combined Returns. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns (to the extent each entity is eligible to join in such Tax Returns) as and to the extent determined by Distributing Co. in its sole discretion.

        4.5. Execution of Certain Tax Returns Prepared by Distributing Co. In the case of any Tax Return which is prepared and filed by Distributing Co. under Sections 4.2(d) or 4.3 but is required by law to be signed by Controlled Co. (or by its authorized representative), Controlled Co. shall be required to sign such Tax Return unless there is no reasonable basis for the tax treatment of any material item reported on the Tax Return.

        4.6. Adjustment Requests.

        (a) Distributing Co. Consent Required for Adjustment Requests Relating to Consolidated or Combined Income Tax. Unless Distributing Co. consents in advance in writing, which consent shall be granted or withheld in Distributing Co.'s sole discretion, (i) no Adjustment Request shall be filed with respect to any Consolidated or Combined Income Tax and (ii) any elections available to members of the Controlled Group to waive the right to claim in any Pre-Distribution Period any Carryback arising in a Post-Distribution Period with respect to any Consolidated or Combined Income Tax shall be made, and no affirmative election shall be made to claim any such Carryback. Any Adjustment Request which Distributing Co. consents to make under this Section 4.6 shall be prepared and filed by Distributing Co. in its sole discretion. In connection with any Adjustment Request prepared and filed by Distributing Co. with respect to any Consolidated or Combined Income Tax (whether such Adjustment Request was requested by Controlled Co. or was initiated by Distributing Co. on its own), Controlled Co. shall provide to Distributing Co. all information required of the Controlled Group for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by Distributing Co. Notwithstanding anything to the contrary in this paragraph (a), the consent of Controlled Co. shall not be required for any Adjustment Request initiated by Distributing Co. or any member of the Distributing Group with respect to any Consolidated or Combined Income Tax (whether or not such Adjustment Request was requested by a member of the Controlled Group).

        (b) Entitlement to the Benefit of Any Refunds or Credits with Respect to Consolidated or Combined Income Taxes. Any Tax Benefit arising with respect to any Adjustment of any Consolidated or Combined Income Tax (including, without limitation, any Tax Benefit arising with respect to a Carryback to a Pre-Distribution Period of a loss or credit of a member of the Controlled Group arising in a Post-Distribution Period) shall belong exclusively to the Distributing Group; it being understood that the Controlled Group shall share in any such Tax Benefit only to the extent that such Tax Benefit results in an adjustment in favor of Controlled Co. pursuant to Section 2.2(b) or Section 2.3(b)(ii).

        (c) Application of This Section to Certain Other Taxes. Principles similar to those set forth in Sections 4.6(a) and (b) shall apply to Adjustments with respect to any Tax other than a Consolidated or Combined Income Tax if, pursuant to Section 2.4, Distributing Co. determines in its sole discretion that any member of the Distributing Group may be or become legally responsible (directly or secondarily) for such Tax.

        Section 5. Tax Payments and Intercompany Billings.

        5.1. Payment of Taxes with Respect to Distributing Co. Federal Consolidated Tax Returns Originally Filed After the Distribution Date. In the case of any Distributing Co. Federal Consolidated Tax Return that will originally be filed after the Distribution Date:

        (a) Computation and Payment of Tax Due. Distributing Co. shall compute the amount of Tax required to be paid to the IRS with respect to such Tax Return (including, without limitation, any estimated Taxes) and shall pay such amount to the IRS on or before such Payment Date.

        (b) Computation and Payment of Controlled Co. Liability with Respect to Tax Due. Within 10 days of receiving from Distributing Co. a written request for payment (and in no event later than five days before the corresponding Tax payment is payable by Distributing Co. to the IRS), Controlled Co. will pay to Distributing Co. the excess (if any) of --

                (i) the Stand-Alone Tax Liability (whether positive or negative) of the Controlled Group under Section 2.2(a) with respect to such Tax Return through the Payment Date in question (the "Allocated Federal Tax Liability"), over

                (ii) the cumulative net payments with respect to such Tax Return prior to such Payment Date by the members of the Controlled Group (the "Cumulative Federal Tax Payment").

If the Cumulative Federal Tax Payment of the Controlled Group is greater than the Allocated Federal Tax Liability of the Controlled Group as of any Payment Date, then Distributing Co. shall pay such excess to Controlled Co. within 10 days of Distributing Co.'s receipt of the corresponding Tax Benefit (i.e., through either a reduction in Distributing Co.'s otherwise required Tax payment or a credit or refund of prior Tax payments).

        5.2. Payment of Federal Income Tax Related to Adjustments.

        (a) Adjustments Resulting in Underpayments. Distributing Co. shall pay to the IRS when due any additional Federal Income Tax required to be paid as a result of any Adjustment to the Tax liability with respect to any Distributing Co. Federal Consolidated Tax Return. In connection with any Adjustment to a Distributing Co. Federal Consolidated Tax Return (whether or not such Adjustment results in a payment to the IRS), Distributing Co. shall compute the amount attributable to the Controlled Group in accordance with Section 2.2(b), and Controlled Co. shall pay to Distributing Co. any amount due under Section 2.2(b) (as determined by Distributing Co. in its sole discretion) within 10 days of receiving from Distributing Co. a written request for payment (and in no event later than five days before the corresponding Tax payment is payable by Distributing Co. to the IRS).

        (b) Adjustments Resulting in Overpayments. Within 10 days of receipt by Distributing Co. of any Tax Benefit resulting from any Adjustment with respect to any Distributing Co. Federal Consolidated Tax Return, Distributing Co. shall pay to Controlled Co. any amounts due to Controlled Co. pursuant to the last sentence of Section 2.2(b).

        5.3. Payment of State Income Tax with Respect to Returns Originally Filed After the Distribution Date. In the case of any State Income Tax Return that will originally be filed after the Distribution Date:

        (a) Computation and Payment of Tax Due. As provided in Section 4, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority with respect to such Tax Return on such Payment Date (including, without limitation, any estimated Taxes) and:

                (i) if such Tax Return is with respect to a Consolidated or Combined State Income Tax, Distributing Co. shall pay such amount to such Tax Authority on or before such Payment Date; and

                (ii) if such Tax Return is with respect to any Tax other than a Consolidated or Combined Income Tax, the Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date.

        (b) Computation and Payment of Controlled Co. Liability with Respect to Tax Due. Within 10 days of receiving from Distributing Co. a written request for payment (and in no event later than five days before the corresponding Tax Payment is payable by Distributing Co. to the applicable Tax Authority), Controlled Co. will pay to Distributing Co.:

                (i) in the case of any Consolidated or Combined State Income Tax Return, the excess (if any) of --

                        (A) the Stand-Alone Tax Liability (whether positive or
                negative) of the Controlled Group under Section 2.3(b)(i) with respect to such Tax Return through the Payment Date in question (the "Allocated State Tax Liability"), over

                        (B) the cumulative net payments with respect to such Tax
                Return prior to such Payment Date by the members of the Controlled Group (the "Cumulative State Tax Payment"); and

                (ii) in the case of any Tax described in Section 5.3(a)(ii) for which Controlled Co. is responsible under this Agreement but Distributing Co. is the Responsible Company, the full amount of Tax due.

If, with respect to any Consolidated or Combined State Income Tax Return described in clause (i), the Cumulative State Tax Payment of the Controlled Group is greater than the Allocated State Tax Liability of the Controlled Group as of any Payment Date, then Distributing Co. shall pay such excess to Controlled Co. within 10 days of Distributing Co.'s receipt of the corresponding Tax Benefit.

        5.4. Payment of State Income Tax Related to Adjustments.

        (a) Adjustments Resulting in Underpayments.

                (1) Consolidated or Combined State Income Taxes. Distributing Co. shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any Adjustment to the Tax liability with respect to any Consolidated or Combined State Income Tax Return. In connection with any Adjust-ment to a Consolidated or Combined State Income Tax Return (whether or not such Adjustment results in a payment to the applicable Tax Authority), Distributing Co. shall compute the amount attributable to the Controlled Group in accordance with Section 2.3(b)(ii) and Controlled Co. shall pay to Distributing Co. any amount due under
        Section 2.3(b)(ii) (as determined by Distributing Co. in its sole discretion) within 10 days of receiving from Distributing Co. a written request for payment (and in no event later than five days before the corresponding Tax payment is payable by Distributing Co. to the applicable Tax Authority).

                (2) Certain Other Taxes. With respect to any Tax described in
        Section 5.3(b)(ii), Distributing Co. shall pay to the applicable Tax Authority when due any additional Taxes required to be paid as a result of any Adjustment. Within 10 days of receiving from Distributing Co. a written request for payment (and in no event later than five days before any such Tax is payable by Distributing Co. to the applicable Tax Authority), Controlled Co. shall pay to Distributing Co. an amount equal to the full amount of any such Tax.

        (b) Adjustments Resulting in Overpayments.

                (1) Consolidated or Combined State Income Taxes. Within 10 days of receipt by Distributing Co. of any Tax Benefit resulting from any Adjustment with respect to any Consolidated or Combined State Income Tax Return, Distributing Co. shall pay to Controlled Co. any amounts due to Controlled Co. pursuant to the last sentence of Section 2.3(b)(ii).

                (2) Certain Other Taxes. With respect to any Tax described in
        Section 5.3(b)(ii), within 10 days of receipt by Distributing Co. of any Tax Benefit resulting from any Adjustment, Distributing Co. shall pay to Controlled Co. an amount equal to such Tax Benefit (net of any Taxes imposed on Distributing Co. or Distributing Co.'s Affiliates in connection with the receipt of such Tax Benefit).

        5.5. Payment of Separate Company Taxes. Except as otherwise provided in Sections 5.3(a)(ii) and 5.4(a)(2), each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

        5.6. Computation of Underpayment and Overpayment Interest and Penalties with Respect to Consolidated or Combined Income Taxes. In connection with any change in the Stand-Alone Tax Liability of the Controlled Group giving rise to a payment (by Controlled Co. to Distributing Co., or by Distributing Co. to Controlled Co.) under Sections 5.2(a), 5.2(b), 5.4(a)(1) or 5.4(b)(1), Distributing Co. shall determine in its sole discretion whether

Controlled Co. owes Distributing Co. additional amounts attributable to underpayment interest and/or penalties and whether Distributing Co. owes Controlled Co. additional amounts attributable to overpayment interest. These determinations shall be made with respect to the Controlled Group on a hypothetical stand-alone basis, in a manner consistent with the determination of the Controlled Group's Stand-Alone Tax Liability; provided, however, that in no event shall Controlled Co. be entitled to a payment in respect of overpayment interest (with respect to a downward adjustment of the Controlled Group's Stand-Alone Tax Liability) that exceeds the overpayment interest actually received by Distributing Co. from the applicable Tax Authority (with respect to the Adjustment that gave rise to the reduction in the Controlled Group's Stand-Alone Tax Liability). Any amounts due under this Section 5.6 shall be paid in addition to, and simultaneously with, the amounts due under Sections 5.2(a), 5.2(b), 5.4(a)(1) or 5.4(b)(1) to which such amounts due under Section 5.6 relate.

        5.7 Treatment of Certain Amounts Payable in Connection with Tax Contests. If, in connection with a Tax Contest (or potential Tax Contest) that might result in any change to the Stand-Alone Tax Liability of the Controlled Group, Distributing Co. or any of its Affiliates (i) makes a deposit with an applicable Tax Authority or (ii) posts a surety bond or incurs other costs or expenses, Controlled Co. shall pay to Distributing Co. the portion of such deposit, cost or expense that is attributable to the Controlled Group (as determined by Distributing Co. in its sole discretion, in a manner consistent with Distributing Co.'s determination (from time to time) of the Controlled Group's Stand-Alone Tax Liability). Any amounts payable by Controlled Co. under this Section 5.7 shall be paid to Distributing Co. within 10 days of Controlled Co.'s receipt from Distributing Co. of a written request for payment (and in no event later than five days before Distributing Co. will be required to fund the deposit or pay the cost or expense in question). If any deposit of Tax made by Distributing Co. that is funded in whole or in part by Controlled Co. (pursuant to this Section 5.7) is ultimately repaid to Distributing Co. by the applicable Tax Authority, Distributing Co. shall repay to Controlled Co. (within 10 days of Distributing Co.'s receipt of such repayment) the portion of such deposit that was funded by Controlled Co.

        5.8. Indemnification Payments. With respect to any indemnification payment required under this Agreement the timing of which is not specifically addressed elsewhere in this Section 5, the indemnifying party shall pay the indemnified party within 10 days of receiving a written request for such indemnification payment.

        Section 6. Interest on Late Payments. Any payment due from one Company to the other Company under Section 5 that is not paid by the latest date permitted for payment shall bear interest (from the latest permitted payment date through the date of actual payment) at the Large Corporate Underpayment Rate, compounded daily.

        Section 7. Assistance and Cooperation. Each Company shall cooperate (and cause its Affiliates to cooperate) with the other Company and the other Company's agents, including accounting firms and legal counsel, in connection with the Tax matters covered by this Agreement including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making information and documents in a Company's possession (or the possession of the Company's Affiliates) available to the other Company in accordance with Section
8. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. The Companies agree and acknowledge, for the avoidance of doubt, that nothing in this Section 7 shall alter the rights and obligations of the Companies under the other Sections of this Agreement (including, without limitation, any right of a Company to act in its sole discretion, or reasonable discretion or to take action without obtaining the consent of or consulting with the other Company).

        Section 8. Tax Records.

        8.1. Retention of Tax Records. Except as provided in Section 8.2, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its respective Group for Pre-Distribution Tax Periods, and Distributing Co. shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days' prior written notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove within such 90-day period, all or any part of such Tax Records; provided that Controlled Co. shall have the right to copy or remove only such information as relates exclusively to members of the Controlled Group.

        8.2. State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the terms of Section 8.1, by the Company having liability for the Tax.

        8.3. Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

        Section 9. Tax Contests.

        9.1. Notice. Each of the Companies shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder, and Controlled Co. shall provide prompt notice to Distributing Co. of any Tax Contest arising out of a Tax Return for which Distributing Co. was the Responsible Company (even if Controlled Co. is the indemnifying party with respect to such Tax Contest). Such notice shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, the failure to give prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby.

        9.2. Control of Tax Contests.

        (a) Separate Company Taxes. Except as otherwise provided in Section 9.2(b), in the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over such Tax Contest, including any settlement thereof.

        (b) Consolidated or Combined Income Taxes and Certain Other Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax or any other Tax (including a Transfer Tax) for which any member of the Distributing Group may be or become liable (directly or secondarily), Distributing Co. shall have exclusive control of such Tax Contest, including any settlement thereof. Distributing Co. shall be the only party representing the members of either Group before any Federal or State Tax Authority in connection with any such audit, examination or other Tax Contest, but Distributing Co. shall keep Controlled Co. reasonably informed of the status of any Controlled Adjustment at issue in any such Tax Contest.

        (c) Effect of Exclusive Control. If, pursuant to Sections 9.2(a) or 9.2(b), a Company has exclusive control of a Tax Contest, such Company may settle or compromise the Tax Contest (or any portion thereof) on any terms deemed desirable to such Company (in its sole discretion) and, in doing so, such Company may act solely in the best interests of such Company (even if the settlement or compromise benefits such Company at the expense of the other Company or the other Company's Affiliates).

        (d) Indemnifiable Loss Claims. Distributing Co. shall have exclusive control of any Indemnifiable Loss Claims (other than any claim for Taxes brought by a Tax Authority, which shall be governed by Section 9.2(b)), including any settlement thereof; provided that Distributing Co. may not settle or compromise any Indemnifiable Loss Claim without the prior written consent of Controlled Co., not to be unreasonably withheld. Distributing Co. shall be the only party representing any Distributing Group Indemnifiable Party in connection with any Indemnifiable Loss Claim, but Distributing Co. shall keep Controlled Co. reasonably informed of the status of any such claim.

        Section 10. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall become effective upon consummation of the Distribution. Immediately prior to the Distribution, (i) all Prior Intercompany Tax Allocation Agreements shall be terminated and (ii) any remaining obligations under such prior agreements shall be canceled.

        Section 11. Action or Inaction Inconsistent with the Ruling Request. Controlled Co. covenants and agrees that no member of the Controlled Group or any of its Affiliates will take any Prohibited Action or fail to take any Required Action unless the person acting has obtained the prior written consent of Distributing Co. (which consent may be given or withheld in Distributing Co.'s sole discretion). In addition, unless otherwise required by law, no member of the Controlled Group or any of its Affiliates shall take any position on any Tax Return or for any other Tax purpose that is inconsistent with the treatment of the Distribution as a tax-free distribution under Section 355 of the Code (and any applicable provision of state, local or non-U.S. law).

        Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

        Section 13. Treatment of Payments; Tax Gross Up.

        13.1. Treatment of Tax Indemnity and Tax Benefit Payments. Except as otherwise provided in Section 13.3, any indemnification payments or payments in respect of Tax Benefits made by a Company to the other Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as if such payments were distributions or capital con-tributions, as appropriate, occurring immediately before the Distribution Date, but only to the extent such payments do not relate to a Tax allocated to the payor in accordance with Treasury Regulations Section 1.1552-1 (or under corresponding principles of other applicable Tax Laws).

        13.2. Tax Gross Up. If, notwithstanding the manner in which any indemnification payments were reported, there is an Adjustment to the Tax liability of a Company as a result of its receipt of an indemnification payment, such payment shall be appropriately adjusted (as determined by Distributing Co., in its sole discretion) so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise (but for such unintended Taxes) have received pursuant to this Agreement.

        13.3. Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under Section 6 of this Agreement, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 13.2 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

        Section 14. Disagreements.

        (a) Factual and Legal Determinations and Computational Matters. All factual and legal determinations and computations required to be made under this Agreement (including, without limitation, with respect to the amount of Stand-Alone Tax Liability of the Controlled Group (and any changes thereto from time to time), the amount of Transfer Taxes, Distribution Taxes, Indemnifiable Losses and Restructuring Income Taxes, the amount of indemnification payments to be made (from time to time) by either Company to the other Company and whether and to what extent Section 13.2 applies to any indemnification payment to be made hereunder) shall be made by Distributing Co. in its sole discretion and shall be conclusively presumed to be correct absent manifest and material error, except to the extent that this Agreement expressly provides that Distributing Co. shall make the determination or computation in its reasonable discretion. Accordingly, Controlled Co. may challenge a factual or legal determination or computation made by Distributing Co. only if (i) there has been manifest and material error on the part of Distributing Co. in making such determination or computation or (ii) solely as to those matters where this Agreement expressly requires Distributing Co. to use its reasonable discretion, Distributing Co.'s exercise of its discretion was unreasonable and, in either case, Controlled Co. shall have the burden of proving that Distributing Co.'s determination or computation was manifestly and materially in error or represented an unreasonable ex-ercise of discretion (as the case may be). Any such dispute will be resolved in accordance with Article V, "Dispute Resolution" of the Distribution Agreement.

        (b) Other Decisions. Except as otherwise expressly provided in this Agreement, any decisions required to be made under this Agreement that are not covered by clause (a) (including, without limitation, whether and how to resolve any Tax Contest or whether or not to make any Tax election permitted to be made under applicable law) shall be made by Distributing Co. in its sole discretion and, in making any such decision, Distributing Co. may act solely in its best interests (even if Distributing Co.'s decision benefits Distributing Co. at the expense of Controlled Co. or Controlled Co.'s Affiliates).

        (c) Disputed Payments. If there is any dispute under this Agreement regarding the amount of any payment to be made by Controlled Co. to Distributing Co. or any Distributing Group Indemnified Party, or by Distributing Co. to Controlled Co., any disputed payments shall be made in accordance with Distributing Co.'s determination, computation or decision pending the resolution of such dispute, and any change ultimately made to Distributing Co.'s determination shall be given effect only after such dispute is finally resolved.

        Section 15. Expenses. Except as otherwise provided in Section 14, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

        Section 16. General Provisions.

        16.1. Notices and Addresses.

        (a) Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service, by facsimile transmission or by e-mail) to the party at the party's principal business address. A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other party.

        (b) Addresses.

        Notice to Distributing Co. shall be provided to:

               Yellow Corporation
               10990 Roe Avenue
               Overland Park, KS 66211

               Attention:  Tax Director
               Fax:  (913) 696-6116

        Notice to Controlled Co. shall be provided to:

               SCS Transportation, Inc.
               One Main Plaza
               4435 Main Street, Suite 930
               Kansas City, MO 64111
               Attention:  Tax Director
               Fax:  (816) 714-5920

        16.2. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        16.3. Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

        16.4. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

        16.5. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from such reasonable taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Company and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Company in accordance with Section 9.

        16.6. Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

        16.7. Confidentiality. Any information or documentation received by Controlled Co. or its Affiliates, agents or representatives from Distributing Co. (or Distributing Co.'s Affiliates, agents or representatives) that relates to any Consolidated or Combined Income Tax matters shall be used solely for purposes of this Agreement and shall be kept confidential, except as may otherwise be necessary in connection with the filing of any Consolidated or Combined Income Tax Returns or in connection with any administrative or judicial proceeding relating to Consolidated or Combined Income Taxes.

        16.8. Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

        16.9. No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

        16.10. Method of Making Payments. All payments required to be made by either party under this Agreement shall be made in immediately available funds (either by wire transfer, certified check or other similar means).

        16.11. Third Party Beneficiaries. The Distributing Group Indemnified Parties (and their respective legal representatives, heirs, administrators, executors, successors and assigns) are intended third party beneficiaries of this Agreement. Except as provided in the preceding sentence or as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their legal representatives, heirs, administrators, executors, successors and assigns.

        16.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        16.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                            [Signature Pages Follow]

                                                                  EXECUTION COPY



                                       S-1

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date first written above.


                                       YELLOW CORPORATION


                                       By: /s/ William F. Martin, Jr.
                                           -------------------------------------
                                           Name:  William F. Martin, Jr.
                                           Title: Senior Vice President


                                       SCS TRANSPORTATION, INC.


                                       By: /s/ James J. Bellinghausen
                                           -------------------------------------
                                           Name:  James J. Bellinghausen
                                           Title: VP Finance and Chief Financial
                                                    Officer